Exhibit 10(o)(v)

                                             Approved by Board February 27, 2009
                                                 Subject to Stockholder Approval

                         DIRECTORS' ANNUAL RETAINER PLAN

1. This Plan shall govern the annual retainer and quarterly meeting fees payable for services as a member of the Board of Directors of Albany International Corp. ("the Company") during the period from the Annual Meeting of Stockholders of the Company in 2009 until it is amended or terminated by the Board of Directors; provided, that in no event shall any shares be paid under this plan after May 29, 2018. This Plan shall affect only the portion of the annual retainer or meeting fees to be paid in shares of Class A Common Stock ("Shares") of the Company.

2. A portion of the amounts payable for service as a member of the Board of Directors each year shall be paid in Shares. Each director shall receive a portion of the annual retainer equal to $50,000 in Shares. In lieu of quarterly meeting fees, each director shall receive additional Shares each year with a value of $25,000. The total number of shares to be paid to each director each year shall be determined by dividing $75,000 by the per share closing price of a share of such stock on the day of the Annual Meeting at which the election of directors for such year occurs ("the Valuation Price"), as such Valuation Price is shown on the composite index for such day in the Wall Street Journal, rounded down to the nearest whole number. Any director may elect to have any withholding tax obligation arising from the distribution of shares under this Plan to be satisfied by directing the Company to withhold shares with a value equal to such obligation from the shares that would otherwise be issuable. In addition, any director who has met or exceeded any share ownership guidelines or requirements adopted by the Board of Directors and then in effect, may elect to receive all or any portion of the shares that would otherwise be distributed under this paragraph in cash. Any election pursuant to this paragraph shall be made no later than 10 business days prior to the date on which shares would otherwise be delivered.

3. The shares of Class A Common Stock payable to a director under this Plan shall be delivered to the director as promptly as practicable after each Annual Meeting. Upon delivery to the director, such shares shall be fully paid, non-assessable and not subject to forfeiture.

4. The portion of the annual retainer not paid in shares--that is, the aggregate dollar amount of the annual retainer for the year, as determined from time to time by the Board of Directors, less (i) the Valuation Price times (ii) the number of whole shares payable to a director for the year--as well as any cash meeting fees or other cash compensation, shall be paid to the directors in cash at such time or times during the year as the Board of Directors shall from time to time determine.

5. This Plan may be terminated or amended by the Board of Directors at any time, subject to any applicable rules or regulations requiring approval by stockholders of the Company.